Exhibit 99.1

SPANISH BROADCASTING SYSTEM, INC. REPORTS

RESULTS FOR THE FIRST QUARTER 2019

MIAMI, FLORIDA, May 15, 2019 – Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (OTCQB: SBSAA) today reported financial results for the three-months ended March 31, 2019.

Financial Highlights

(in thousands)	Three Months Ended March 31,		%
	2019	2018	Change
Net revenue:
Radio	$34,079	$29,251	17%
Television	3,276	4,655	(30%)
Consolidated	$37,355	$33,906	10%
Adjusted OIBDA, a non-GAAP measure*:
Radio	$10,932	$11,744	(7%)
Television	138	749	(82%)
Corporate	(2,751)	(2,776)	(1%)
Consolidated	$8,319	$9,717	(14%)

* Please refer to the Non-GAAP Financial Measures section for a definition of Adjusted OIBDA and a reconciliation from Adjusted OIBDA to the most directly comparable GAAP financial measure.  Certain prior year amounts, which consist primarily of severance pay and station relocation costs, have been reclassified from engineering, programming, selling, general and administrative, and corporate expenses to recapitalization costs to conform to the current period’s financial presentation. These changes had no effect to the Company’s results of operations or financial position.

Discussion and Results

“During the first quarter we again generated robust consolidated revenue gains while simultaneously undertaking a number of strategic investments aimed at paving the way for future growth.

These initiatives included bolstering the external marketing of our leading audio brands, improving and expanding our video content offerings and strengthening the infrastructure of our various sales departments,” commented Raúl Alarcón, Chairman and CEO.

“We continue to maintain leading ratings, revenue and margin thresholds across the nation’s largest Hispanic markets and our digital and social media engagement metrics remain at all-time highs, as does our ability to impact and engage audiences audibly, visually and experientially.

This was exemplified recently in radio as we are the only group owner (in any language) to have registered audience growth in 2018 (as compared to 2017), according to a Nielsen Audio Nationwide survey; and in television, our prime time news commentator, Jaime Bayly, was the only American news source quoted by the irate Venezuelan dictator, Nicolás Maduro, when complaining about his media coverage in the U.S.

At all times and in every way, we strive to be uppermost in the minds of our diversified audiences and advertisers.

As in 2018, we see a clear path to accelerated performance this year as we continue to deliver on our goal of creating long-term sustainable value for our shareholders.”

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Quarter End Results

For the quarter-ended March 31, 2019, consolidated net revenue increased $3.4 million or 10% due to a net revenue increase in our radio segment partially offset by a decrease in our television segment.  Our radio segment net revenue increased $4.8 million or 17% due to increases in special event revenue and barter, network and national sales, which were offset by decreases in digital and local sales.  Our radio segment special events revenue increased primarily due to a greater number of events and revenue. Our television segment net revenue decreased by $1.4 million or 30%, due to the decreases in special event revenue and subscriber fees, which were offset by increases in local, digital and national sales.

Consolidated Adjusted OIBDA, a non-GAAP measure, totaled $8.3 million compared to $9.7 million for the same prior year period, representing a decrease of $1.4 million or 14%. Our radio segment Adjusted OIBDA decreased $0.8 million or 7%, primarily due to the increase in operating expenses of $5.6 million partially offset by the increase in net revenue of $4.8 million.  Radio station operating expenses increased mainly due to the positive impact of a legal settlement in the prior year and increases in special events, barter, advertising, allowance for doubtful accounts and commission expenses partially offset by decreases in digital content production costs related to the LaMusica application.  Our television segment Adjusted OIBDA decreased $0.6 million, due to the decrease in net revenue of $1.4 million partially offset by the decrease in operating expenses of $0.8 million.  Television station operating expenses decreased primarily due to a decrease in special events expenses partially offset by increases in programming related production costs, barter, commissions and professional fee expenses.  Our corporate expenses decreased less than $0.1 million, mostly due to decreases related to professional fees offset by an increase in compensation related expenses.

Operating income totaled $5.6 million compared to $7.6 million for the same prior year period, representing a decrease of $2.0 million.  This decrease was primarily due an increase in net revenue partially offset by increases in operating expenses and recapitalization costs.

First Quarter 2019 Conference Call

We will host a conference call to discuss our first quarter 2019 financial results on Friday, May 17, 2019 at 11:00 a.m. Eastern Time.  To access the teleconference, please dial 412-317-5441 ten minutes prior to the start time.

If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Friday, May 31, 2019 which can be accessed by dialing 877-344-7529 (U.S.) or 412-317-0088 (Int’l), passcode: 10131561.

There will also be a live webcast of the teleconference, located on the investor portion of our corporate Web site, at http://www.spanishbroadcasting.com/webcasts-presentations. A seven day archived replay of the webcast will also be available at that link.

About Spanish Broadcasting System, Inc.

Spanish Broadcasting System, Inc. (SBS) owns and operates radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, airing the Tropical, Regional Mexican, Spanish Adult Contemporary, Top 40 and Urbano format genres. SBS also operates AIRE Radio Networks, a national radio platform of over 250 affiliated stations reaching 94% of the U.S. Hispanic audience.  SBS also owns MegaTV, a network television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico, produces a nationwide roster of live concerts and events, and owns a stable of digital properties, including La Musica, a mobile app providing Latino-focused audio and video streaming content and HitzMaker, a new-talent destination for aspiring artists. For more information, visit us online at www.spanishbroadcasting.com.

Forward Looking Statements

This press release contains certain forward-looking statements.  These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release.  Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that actual results will not differ materially from these expectations.  “Forward-looking” statements, as such term is defined by the Securities Exchange Commission in its rules, regulations and releases, represent our expectations or beliefs, including, but not limited to, statements concerning our operations, economic performance, financial condition, our recapitalization plan, growth and acquisition strategies, investments and future operational plans.  Without limiting the generality of the foregoing, words such as

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“may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.  These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including, but not limited to, those identified in our reports filed with the Securities and Exchange Commission including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.  All forward-looking statements made herein are qualified by these cautionary statements and risk factors and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

(Financial Table Follows)

Contacts:
Analysts and Investors	Analysts, Investors or Media
José I. Molina	Brad Edwards
Chief Financial Officer	Brainerd Communicators, Inc.
(305) 441-6901	(212) 986-6667

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Below are the Unaudited Condensed Consolidated Statements of Operations for the three-months ended March 31, 2019 and 2018.

	Three Months Ended March 31,
Amounts in thousands, except per share amounts	2019	2018
	(Unaudited)
Net revenue	$37,355	$33,906
Station operating expenses*	26,285	21,413
Corporate expenses*	2,751	2,798
Depreciation and amortization	873	1,025
Recapitalization costs*	1,930	1,082
Other operating income	(53)	(1)
Operating income	5,569	7,589
Interest expense, net	(7,807)	(8,138)
Dividends on Series B preferred stock classified as interest expense	(2,434)	(2,433)
Income (loss) before income taxes	(4,672)	(2,982)
Income tax (benefit) expense	(740)	387
Net income (loss)	(3,932)	(3,369)
Basic and diluted net income (loss) per common share:
Class A common stock	$(0.54)	$(0.46)
Class B common stock	$(0.54)	$(0.46)
Basic weighted average common shares outstanding:
Class A common stock	4,242	4,200
Class B common stock	2,340	2,340
Diluted weighted average common shares outstanding:
Class A common stock	4,242	4,200
Class B common stock	2,340	2,340

* Certain prior year amounts, which consist primarily of severance pay and station relocation costs, have been reclassified from engineering, programming, selling, general and administrative, and corporate expenses to recapitalization costs to conform to the current period’s financial presentation. These changes had no effect to the Company’s results of operations or financial position.

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Non-GAAP Financial Measures

Adjusted Operating Income (Loss) before Depreciation and Amortization, (Gain) Loss on the Disposal of Assets, net, Recapitalization Costs, Impairment Charges and Other Operating Income excluding non-cash stock-based compensation (“Adjusted OIBDA”) is not a measure of performance or liquidity determined in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States.  However, we believe that this measure is useful in evaluating our performance because it reflects a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions.  This measure is widely used in the broadcast industry to evaluate a company’s operating performance and is used by us for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations.  However, this measure should not be considered in isolation or as a substitute for Operating Income, Net Income, Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP.  Adjusted OIBDA does not present station operating income as defined by our Indenture governing the Notes.  In addition, because Adjusted OIBDA is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures used by other companies.

Included below are tables that reconcile Adjusted OIBDA to operating income (loss) for each segment and consolidated operating income (loss), which is the most directly comparable GAAP financial measure.

	For the Three Months Ended March 31, 2019
(Unaudited and in thousands)	Consolidated	Radio	Television	Corporate
Adjusted OIBDA	$8,319	10,932	138	(2,751)
Less expenses excluded from Adjusted OIBDA but included in operating income (loss):
Depreciation and amortization	873	376	444	53
Recapitalization costs	1,930	—	—	1,930
Other operating income	(53)	(53)	—	—
Operating Income (Loss)	$5,569	10,609	(306)	(4,734)

	For the Three Months Ended March 31, 2018
(Unaudited and in thousands)	Consolidated	Radio	Television	Corporate
Adjusted OIBDA	$9,717	11,744	749	(2,776)
Less expenses excluded from Adjusted OIBDA but included in operating income (loss):
Stock-based compensation	22	—	—	22
Depreciation and amortization	1,025	427	537	61
Recapitalization costs*	1,082	—	—	1,082
Other operating income	(1)	—	—	(1)
Operating Income (Loss)	$7,589	11,317	212	(3,940)

* Certain prior year amounts, which consist primarily of severance pay and station relocation costs, have been reclassified from engineering, programming, selling, general and administrative, and corporate expenses to recapitalization costs to conform to the current period’s financial presentation. These changes had no effect to the Company’s results of operations or financial position.

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Unaudited Segment Data

We have two reportable segments: radio and television.  The following summary table presents separate financial data for each of our operating segments.

	Three Months Ended March 31,
	2019	2018
	(In thousands)
Net revenue:
Radio	$34,079	$29,251
Television	3,276	4,655
Consolidated	$37,355	$33,906
Engineering and programming expenses*:
Radio	$5,481	$5,381
Television	1,550	1,182
Consolidated	$7,031	$6,563
Selling, general and administrative expenses*:
Radio	$17,666	$12,126
Television	1,588	2,724
Consolidated	$19,254	$14,850
Corporate expenses*:	$2,751	$2,798
Depreciation and amortization:
Radio	$376	$427
Television	444	537
Corporate	53	61
Consolidated	$873	$1,025
Recapitalization costs*:
Radio	$—	$—
Television	—	—
Corporate	1,930	1,082
Consolidated	$1,930	$1,082
Other operating income:
Radio	$(53)	$—
Television	—	—
Corporate	—	(1)
Consolidated	$(53)	$(1)
Operating income:
Radio	$10,609	$11,317
Television	(306)	212
Corporate	(4,734)	(3,940)
Consolidated	$5,569	$7,589

* Certain prior year amounts, which consist primarily of severance pay and station relocation costs, have been reclassified from engineering, programming, selling, general and administrative, and corporate expenses to recapitalization costs to conform to the current period’s financial presentation. These changes had no effect to the Company’s results of operations or financial position.

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Selected Unaudited Balance Sheet Information and Other Data:

As of
(Amounts in thousands)	March 31, 2019
Cash and cash equivalents	$22,204
Total assets	$455,098
12.5% Senior Secured Notes due 2017, net	$249,864
Series B preferred stock	$90,549
Accrued Series B preferred stock dividends payable	87,200
Total	$177,749
Total stockholders' deficit	$(83,311)
Total capitalization	$344,302

	For the Quarter Ended March 31,
	2019	2018
Capital expenditures	$1,173	$248
Cash paid for income taxes	$97	$—